Exhibit 99.1

DEL MONTE FOODS COMPANY ANNOUNCES

PRICING OF $450 MILLION

SENIOR SUBORDINATED NOTE OFFERING

San Francisco, CA – September 17, 2009 - Del Monte Foods Company (NYSE: DLM) announced today that its wholly owned subsidiary Del Monte Corporation (“Del Monte”) priced a private placement offering of $450 million in aggregate principal amount of senior subordinated notes (the “New Notes”). The New Notes will mature on October 15, 2019 and interest on the New Notes will accrue and be payable semi-annually in arrears commencing April 15, 2010 at the rate of 7 1/2% per annum. The notes will yield gross proceeds to Del Monte of approximately $442.2 million.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes. The New Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Del Monte Foods Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the offering of the New Notes, including the contemplated size of such offering and any possible completion of such offering. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Del Monte Foods Company does not undertake to update any of these statements in light of new information or future events.

# # #

CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Katherine Husseini Del Monte Foods (415) 247-3382 investor.relations@delmonte.com